As filed with the Securities and Exchange Commission on January 7, 2010
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KANSAS CITY SOUTHERN
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State of Incorporation)	44-0663509 (I.R.S. Employer Identification No.)
427 WEST 12TH STREET
KANSAS CITY, MISSOURI 64105
(Address of Principal Executive Offices)
KANSAS CITY SOUTHERN
Kansas City Southern 2009 Employee Stock Purchase Plan
(Full Title of the Plan)
BRIAN P. BANKS
427 WEST 12TH STREET
KANSAS CITY, MISSOURI 64105
(816) 983-1382
(Name, Address, and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
		MAXIMUM	MAXIMUM
		OFFERING	AGGREGATE	AMOUNT OF
TITLE OF SECURITIES TO	AMOUNT TO	PRICE	OFFERING	REGISTRATION
BE REGISTERED	BE REGISTERED	PER SHARE (1)	PRICE	FEE
Common Stock, par value $.01 per share (2)	4,000,000 shares	$33.97	$135,880,000	$9,688

(1)	Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low prices of a share of Common Stock of Kansas City Southern reported for trading on the New York Stock Exchange on January 5, 2010.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Kansas City Southern 2009 Employee Stock Purchase Plan are available without charge by contacting:
Office of the Corporate Secretary
Kansas City Southern
P.O. Box 219335
Kansas City, Missouri 64121
Phone: (888) 800-3690

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Kansas City Southern (the “Registrant”) with the Commission (File No. 1-4717) are hereby incorporated by reference and made a part of this Registration Statement:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2008;
     (b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009; June 30, 2009 and September 30, 2009;
     (c) The Company’s Current Reports on Form 8-K filed February 2, 2009; March 2, 2009; March 23, 2009; May 1, 2009; June 2, 2009; August 4, 2009; August 12, 2009; September 10, 2009; October 2, 2009 and January 7, 2010;
     (d) The Company’s Notice of Annual Meeting and definitive Proxy Statement filed on March 30, 2009 in connection with Company’s 2009 Annual Meeting of Stockholders; and
     (e) The description of the Series A Preferred Stock Purchase Right associated with our common stock contained in our Form 8-A filed on May 19, 1986 and any amendments or reports filed for the purpose of updating that description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby has been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     We are authorized to issue up to (i) 400,000,000 shares of common stock, par value $0.01 per share, (ii) 840,000 shares of 4% Noncumulative, Preferred Stock, par value $25.00 per share (“4% Preferred Stock”), and (iii) 2,000,000 shares of New Series Preferred Stock, par value $1.00 per share (“New Series Preferred Stock”), of which 150,000 shares are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 400,000 shares are designated as 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) and 210,000 shares are designated as 5 1/8% Cumulative Convertible Perpetual Preferred Stock, Series D (“Series D Preferred Stock”). As of December 31, 2009, 96,213,346 shares of common stock were issued and outstanding, 242,170 shares of 4% Preferred Stock were issued and outstanding, 209,995 shares of Series D Preferred Stock were issued and outstanding, and no other shares of New Series Preferred Stock were outstanding. The issued and outstanding shares of common stock, 4% Preferred Stock and Series D Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. The common stock and 4% Preferred Stock are listed on the NYSE.
     Holders of the common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of funds legally available for the payment of dividends, provided that, if any shares of New Series Preferred Stock or 4% Preferred Stock are outstanding, no dividends or other distributions may be made with respect to the common stock unless full required dividends on the shares of New Series Preferred Stock and 4% Preferred Stock have been paid, including accumulated dividends in the case of any series of New Series Preferred Stock designated to receive cumulative dividends.
     The Company has not declared any cash dividends on the common stock during the last five fiscal years and does not anticipate making any cash dividend payments to common stockholders in the foreseeable future. The agreements governing the Company’s term loans, revolving credit facility and debt securities impose restrictions on the Company’s ability to pay cash dividends on the common stock.
     Holders of common stock are entitled to one vote per share multiplied by the number of directors to be elected in an election of directors, which may be cast cumulatively, and to one vote per share on any other matter, voting as a single class. In the event of a voluntary or involuntary dissolution, liquidation or winding up of KCS, holders of the common stock are entitled to receive pro rata, after satisfaction in full of the prior rights of creditors (including holders of the Company’s indebtedness) and holders of New Series Preferred Stock and 4% Preferred Stock, all our remaining assets available for distribution. The issuance of additional shares of New Series Preferred Stock or 4% Preferred Stock may result in a dilution in the voting power and relative equity interests of the holders of common stock and would subject the common stock to the prior dividend and liquidation rights of the additional New Series Preferred Stock and 4% Preferred Stock issued. The issuance of common stock in payment of dividends on or upon conversion of Series D Preferred Stock could also result in dilution in the voting power and relative equity interests of the holders of the common stock. The common stock is not redeemable and has no preemptive rights.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”), provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made only as authorized in each specific case upon a determination by the stockholders, disinterested directors, committee of such directors or by independent legal counsel in a written opinion, that indemnification is proper because the indemnitee has met the applicable standard of conduct. Section 145 of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized under Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. Section 145 of the DGCL also provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.
     The bylaws of the Registrant (the “Bylaws”) provide that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted under Section

145 of the DGCL. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director, officer, employee or agent may be entitled, under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Reference is made to Section 1 of Article IX of the Registrant’s Bylaws, certain articles of which are incorporated by reference as Exhibit 4.2 hereto.
     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. As permitted by the DGCL, the Registrant’s certificate of incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL and any amendments thereto, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
     In addition, the Registrant has entered into indemnification agreements with its officers and directors. Those agreements are intended to supplement its officer and director liability insurance and provide the officers and directors with specific contractual assurance that the protection provided by its Bylaws will continue to be available regardless of, among other things, an amendment to the Bylaws or a change in management or control of the Registrant. The indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. Under the indemnification agreements, the Registrant’s determinations of indemnity are made by a committee of disinterested directors unless a change in control of the Registrant has occurred, in which case the determination is made by special independent counsel. The indemnification agreements also provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within specified periods. Indemnification and advancement of expenses would also be provided in connection with court proceedings initiated to determine rights under the indemnification agreements and certain other matters.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The exhibits are listed in the Exhibit Index of this Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the restated Certificate of Incorporation and Bylaws and the provisions of the Delaware law described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on January 7, 2010.

KANSAS CITY SOUTHERN
By:	/s/ Michael R. Haverty
Michael R. Haverty
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Michael Haverty his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael R. Haverty Michael R. Haverty	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	January 7, 2010

/s/ David L. Starling David L. Starling	President and Chief Operating Officer	January 7, 2010

/s/ Michael W. Upchurch Michael W. Upchurch	Executive Vice President and Chief Financial Officer (principal financial officer)	January 7, 2010

/s/ Mary K. Stadler Mary K. Stadler	Senior Vice President and Chief Accounting Officer (principal accounting officer)	January 7, 2010

/s/ Henry R. Davis Henry R. Davis	Director	January 7, 2010

/s/ Robert J. Druten Robert J. Druten	Director	January 7, 2010

/s/ Terrence P. Dunn Terrence P. Dunn	Director	January 7, 2010

/s/ James R. Jones James R. Jones	Director	January 7, 2010

/s/ Thomas A. McDonnell Thomas A. McDonnell	Director	January 7, 2010

/s/ Karen L. Pletz Karen L. Pletz	Director	January 7, 2010

/s/ Rodney E. Slater Rodney E. Slater	Director	January 7, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	The Fourth, Seventh, Eighth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth paragraphs of the Company’s Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-4 originally filed July 12, 2002 (Registration No. 333-92360), as amended and declared effective on July 30, 2002 (the “2002 S-4 Registration Statement”), are incorporated herein by reference as Exhibit 4.1.

4.2	Article I, Sections 1, 3 and 11 of Article II, Article V and Article VIII of The Amended and Restated Bylaws of Kansas City Southern, as amended on November 11, 2008 filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on November 11, 2008 (File No. 1-4717), are incorporated herein by reference as Exhibit 4.2.

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP.

10.1	Kansas City Southern 2009 Employee Stock Purchase Plan, filed as Appendix A to the Company’s definitive Proxy Statement filed on March 30, 2009 in connection with Company’s 2009 Annual Meeting of Stockholders (File No. 1-4717), is incorporated herein by reference as Exhibit 10.1.

15.1	KPMG LLP Awareness Letter.

23.1	Consent of KPMG LLP.

23.2	Consent of Sonnenschein Nath & Rosenthal LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).